EXHIBIT 4.7

                           FIRST MERCHANTS CORPORATION

                                       AND

                  WACHOVIA TRUST COMPANY, NATIONAL ASSOCIATION
      (formerly known as First Union Trust Company, National Association),
                              AS INDENTURE TRUSTEE

                          FIRST SUPPLEMENTAL INDENTURE

             8.75% JUNIOR SUBORDINATED DEBENTURES DUE JUNE 30, 2032

                           Dated as of April 17, 2002
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                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
ARTICLE I DEFINITIONS........................................................2
      1.1      Definitions of Terms..........................................2
ARTICLE II ISSUE, DESCRIPTION,  TERMS, CONDITIONS,
               REGISTRATION AND EXCHANGE OF THE DEBENTURES...................5
      2.1      Designation and Principal Amount..............................5
      2.2      Maturity......................................................5
      2.3      Form and Payment..............................................5
      2.4      Interest......................................................6
ARTICLE III REDEMPTION OF DEBENTURES.........................................7
      3.1      Redemption....................................................7
      3.2      Special Event Redemption......................................7
      3.3      Optional Redemption by Company................................7
      3.4      Notice of Redemption..........................................8
      3.5      Payment Upon Redemption.......................................9
      3.6      No Sinking Fund..............................................10
ARTICLE IV EXTENSION OF INTEREST PAYMENT PERIOD.............................10
      4.1      Extension of Interest Payment Period.........................10
      4.2      Notice of Extension..........................................11
      4.3      Limitation on Transactions...................................11
ARTICLE V PARTICULAR COVENANTS OF THE COMPANY...............................12
      5.1      Covenants as to Purchases....................................12
      5.2      Limitation on Additional Junior Indebtedness.................12
ARTICLE VI EVENT OF DEFAULT.................................................14
      6.1      Additional Event of Default..................................14
ARTICLE VII FORM OF DEBENTURE AND ORIGINAL ISSUE............................14
      7.1      Form of Debenture............................................14
      7.2      Original Issue of Debentures.................................14


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                          FIRST SUPPLEMENTAL INDENTURE

     FIRST SUPPLEMENTAL INDENTURE, dated as of April 17, 2002 (this "First Supplemental Indenture") between First Merchants Corporation, an Indiana corporation (the "Company") and Wachovia Trust Company, National Association (formerly known as First Union Trust Company, National Association) (the "Trustee") under the Indenture dated as of April 17, 2002 between the Company and the Trustee (the "Indenture").

                                    RECITALS

     WHEREAS, the Company executed and delivered the Indenture to the Trustee to provide for the future issuance of the Company's unsecured junior subordinated debentures to be issued from time to time in one or more series as might be determined by the Company under the Indenture, in an unlimited aggregate principal amount which may be authenticated and delivered as provided in the Indenture;

     WHEREAS, pursuant to the terms of the Indenture, the Company desires to provide for the establishment of a new series of such debentures to be known as its 8.75% Junior Subordinated Debentures due June 30, 2032 (the "Debentures"), the form and substance of such Debentures and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this First Supplemental Indenture;

     WHEREAS, First Merchants Capital Trust I, a Delaware statutory business trust (the "Trust"), has offered to the public up to $53,187,500 aggregate liquidation amount of its 8.75% Cumulative Trust Preferred Securities (the "Preferred Securities") and proposes to invest the proceeds from such offering, together with the proceeds of the issuance and sale by the Trust to the Company of up to $1,644,975 aggregate liquidation amount of its 8.75% Common Securities (the "Common Securities"), in up to $54,832,475 aggregate principal amount of the Debentures;

     WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Indenture;

     WHEREAS, all requirements necessary to make this First Supplemental Indenture a valid instrument in accordance with its terms, and to make the Debentures, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been performed, and the execution and delivery of this First Supplemental Indenture have been duly authorized in all respects;

     WHEREAS, to provide the terms and conditions upon which the Debentures are to be authenticated, issued and delivered, the Company has duly authorized the execution of this First Supplemental Indenture; and

     WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement of the Company, in accordance with its terms, have been done.

     NOW, THEREFORE, in consideration of the premises and the purchase of the Debentures by the holders thereof, it is mutually covenanted and agreed as follows for the equal and ratable benefit of the holders of the Debentures:

                                    ARTICLE I

                                   DEFINITIONS

     1.1 Definitions of Terms.

     A term defined in the Indenture has the same meaning when used in this First Supplemental Indenture and a term defined anywhere in this First Supplemental Indenture has the same meaning throughout. A term defined in both the Indenture and this First Supplemental Indenture has the meaning herein given to it in this First Supplemental Indenture. Terms used herein shall include the plural as well as the singular.

     "Accelerated Maturity Date" means if the Company elects to accelerate the Maturity Date in accordance with Section 2.2(b), the date selected by the Company which is prior to the Scheduled Maturity Date, but is after June 30, 2007.

     "Additional Interest" shall have the meaning set forth in Section 2.4(c).

     "Additional Junior Indebtedness" means, without duplication, (A) any indebtedness, liabilities or obligations of the Company, or any Affiliate of the Company, under debt securities (or guarantees in respect of debt securities) initially issued to any trust, or a trustee of a trust, partnership or other entity affiliated with the Company that is, directly or indirectly, a finance subsidiary (as such term is defined in Rule 3a-5 under the Investment Company
Act) or other financing vehicle of the Company or any Affiliate of the Company in connection with the issuance by that entity of preferred securities or other securities that are intended to qualify for Tier 1 capital treatment (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to the Company, other than the Debentures; provided, however, that the inability of the Company to treat all or any portion of the Additional Junior Indebtedness as Tier 1 capital shall not disqualify it as Additional Junior Indebtedness if such inability results from the Company having cumulative preferred stock, minority interests in consolidated subsidiaries, or any other class of security or interest which the Federal Reserve now or may hereafter accord Tier 1 capital treatment (including the Debentures) in excess of the amount which may qualify for treatment as Tier 1 capital under applicable capital adequacy guidelines of the Federal Reserve, and (B) any indebtedness, liabilities or obligations of the Company, or any Affiliate of the Company, that is junior or otherwise subordinate in right of payment to Senior Indebtedness of the Company and that has a maturity or is otherwise due and payable by the Company on a date twelve (12) months or more after its date of original issuance, other than the Debentures.

     "Capital Treatment Event" means the receipt by the Company and the Trust of an Opinion of Counsel, rendered by a law firm having a recognized national bank regulatory practice, to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk of impairment of the Company's ability to treat the Preferred Securities (or any substantial portion thereof) as Tier 1


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

capital (or the then equivalent thereof), for purposes of the capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to the Company; provided, however, that the Trust or the Company shall have requested and received such an Opinion of Counsel with regard to such matters within a reasonable period of time after the Trust or the Company shall have become aware of the possible occurrence of any such event; provided, however, that the inability of the Company to treat all or any portion of the Liquidation Amount of the Preferred Securities as Tier 1 Capital shall not constitute the basis for a Capital Treatment Event if such inability results from the Company having cumulative preferred stock, minority interests in consolidated subsidiaries, or any other class of security or interest which the Federal Reserve now or may hereafter accord Tier 1 Capital treatment in excess of the amount which may now or hereafter qualify for treatment as Tier 1 Capital under applicable capital adequacy guidelines of the Federal Reserve as now or hereafter in effect; provided, further, however, that the distribution of the Debentures in connection with the dissolution of the Trust shall not in and of itself constitute a Capital Treatment Event.

     "Change in 1940 Act Law" shall have the meaning set forth in the definition of "Investment Company Event."

     "Compounded Interest" shall have the meaning set forth in Section 4.1.

     "Coupon Rate" shall have the meaning set forth in Section 2.4(a).

     "Deferred Interest" shall have the meaning set forth in Section 4.1.

     "Dissolution Event" means that as a result of the occurrence and continuation of a Special Event, the Trust is to be dissolved in accordance with the Trust Agreement and the Debentures held by the Property Trustee are to be distributed to the holders of the Trust Securities issued by the Trust pro rata in accordance with the Trust Agreement.

     "Extended  Interest  Payment  Period"  shall have the  meaning set forth in
Section 4.1.

     "Interest Payment Date" shall have the meaning set forth in Section 2.4(a).

     "Investment Company Act," means the Investment Company Act of 1940, as amended, as in effect at the date of execution of this Indenture.

     "Investment Company Event" means the receipt by the Trust and the Company of an Opinion of Counsel, rendered by a law firm having a recognized national tax and securities law practice, to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), the Trust is or shall be considered an "investment company" that is required to be registered under the Investment Company Act, which Change in 1940 Act Law becomes effective on or after the date of original issuance of the Preferred Securities under the Trust Agreement; provided, however, that the Trust or the Company shall have requested and received such an Opinion of Counsel with regard to such matters within a reasonable period of time after the Trust or the Company shall have become aware of the possible occurrence of any such event.


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

     "Maturity Date" means the date on which the Debentures mature and on which the principal shall be due and payable together with all accrued and unpaid interest thereon, including Compounded Interest and Additional Interest, if any.

     "Ministerial Action" shall have the meaning set forth in Section 3.2.

     "Property Trustee" has the meaning set forth in the Trust Agreement.

     "Redemption Price" shall have the meaning set forth in Section 3.2.

     "Scheduled Maturity Date" means June 30, 2032.

     "Special Event" means a Tax Event, an Investment Company Event or a Capital Treatment Event.

     "Tax Event" means the receipt by the Company and the Trust of an Opinion of Counsel, rendered by a law firm having a recognized national tax and securities practice, to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk that (i) the Trust is, or shall be within 90 days after the date of such Opinion of Counsel, subject to United States federal income tax with respect to income received or accrued on the Debentures; (ii) interest payable by the Company on the Debentures is not, or within 90 days after the date of such Opinion of Counsel, shall not be, deductible by the Company, in whole or in part, for United States federal income tax purposes; or (iii) the Trust is, or shall be within 90 days after the date of such Opinion of Counsel, subject to more than a de minimis amount of other taxes, duties, assessments or other governmental charges; provided, however, that the Trust or the Company shall have requested and received such an Opinion of Counsel with regard to such matters within a reasonable period of time after the Trust or the Company shall have become aware of the possible occurrence of any of the events described in clauses (i) through
(iii) above.

     "Trust Agreement" means the Amended and Restated Trust Agreement dated as of April 17, 2002 among the Company, Wachovia Trust Company, National Association, as Property Trustee and Delaware Trustee and the administrative trustees named therein.

     "Trust   Securities"   means  the  Preferred   Securities  and  the  Common
Securities, collectively.


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

                                   ARTICLE II

       ISSUE, DESCRIPTION, TERMS, CONDITIONS, REGISTRATION AND EXCHANGE OF
                                 THE DEBENTURES

     2.1 Designation and Principal Amount.

     There is hereby authorized Debentures designated the 8.75% Junior Subordinated Debentures due June 30, 2032 limited in aggregate principal amount to $54,832,475 which amount shall be as set forth in any written order of the Company for the authentication and delivery of Debentures pursuant to Section
2.2 of the Indenture.

     2.2 Maturity.

          (a) The Maturity Date shall be either:

               (i) the Scheduled Maturity Date; or

               (ii) if the Company elects to accelerate the Maturity Date to be a date prior to the Scheduled Maturity Date in accordance with Section 2.2(c), the Accelerated Maturity Date.

          (b) the Company may at any time before the day which is 90 days before the Scheduled Maturity Date and after June 30, 2007 elect to shorten the Maturity Date only once to the Accelerated Maturity Date, provided that the Company has received the prior approval of the Federal Reserve if then required under applicable capital guidelines, policies or regulations of the Federal Reserve.

          (c) if the Company elects to accelerate the Maturity Date in accordance with Section 2.2(b), the Company shall give notice to the Trustee and the Trust (unless the Trust is not the holder of the Debentures, in which case the Trustee will give notice to the holders of the Debentures) of the acceleration of the Maturity Date and the Accelerated Maturity Date at least 30 days and no more than 180 days before the Accelerated Maturity Date; provided, however that nothing provided in this Section 2.2 shall limit the Company's rights, as provided in Article III hereof, to redeem all or a portion of the Debentures at such time or times on or after June 30, 2007, as the Company may so determine, or at any time upon the occurrence of a Special Event.

     2.3 Form and Payment.

     The Debentures shall be issued in fully registered certificated form without interest coupons. Principal and interest on the Debentures issued in certificated form shall be payable, the transfer of such Debentures shall be registrable and such Debentures shall be exchangeable for Debentures bearing identical terms and provisions at the office or agency of the Trustee; provided, however, that payment of interest may be made at the option of the Company by check mailed to the holder at such address as shall appear in the Debenture Register or by wire transfer to an account maintained


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

by the holder as specified in the Debenture Register, provided that the holder provides proper transfer instructions by the regular record date. Notwithstanding the foregoing, so long as the holder of any Debentures is the Property Trustee, the payment of principal of and interest (including Compounded Interest and Additional Interest, if any) on such Debentures held by the Property Trustee shall be made at such place and to such account as may be designated by the Property Trustee.

     2.4 Interest.

          (a) Each Debenture shall bear interest at the rate of 8.75% per annum (the "Coupon Rate") from the original date of issuance until the principal thereof becomes due and payable, and on any overdue principal and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the Coupon Rate, compounded quarterly, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an "Interest Payment Date"), commencing on June 30, 2002 to the Person in whose name such Debenture or any Predecessor Debenture is registered, at the close of business on the regular record date for such interest installment, which shall be the fifteenth day of the last month of the calendar quarter.

          (b) The amount of interest payable for any period shall be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed, shall be computed on the basis of the number of days elapsed in a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Debentures is not a Business Day, then payment of interest payable on such date shall be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) , except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day (and without any reduction of interest or any other payment in respect of any such acceleration), in each case with the same force and effect as is made on the date such payment was originally payable.

          (c) If, at any time while the Property Trustee is the holder of any Debentures, the Trust or the Property Trustee is required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any case, the Company shall pay as additional interest ("Additional Interest") on the Debentures held by the Property Trustee, such additional amounts as shall be required so that the net amounts received and retained by the Trust and the Property Trustee after paying such taxes, duties, assessments or other governmental charges shall be equal to the amounts the Trust and the Property Trustee would have received had no such taxes, duties, assessments or other government charges been imposed.


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

                                  ARTICLE III

                            REDEMPTION OF DEBENTURES

     3.1 Redemption.

     Subject to the Company having received prior approval of the Federal Reserve, if then required under the applicable capital guidelines, policies or regulations of the Federal Reserve, the Company may redeem the Debentures issued hereunder on and after the dates set forth in and in accordance with the terms of this Article III.

     3.2 Special Event Redemption.

     Subject to the Company having received the prior approval of the Federal Reserve, if then required under the applicable capital guidelines, policies or regulations of the Federal Reserve, if a Special Event has occurred and is continuing, then, notwithstanding Section 3.3(a) but subject to Section 3.3(b), the Company shall have the right upon not less than 30 days' nor more than 60 days' notice to the holders of the Debentures to redeem the Debentures, in whole but not in part, for cash within 180 days following the occurrence of such Special Event (the "180-Day Period") at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest thereon to the date of such redemption (the "Redemption Price"), provided that if at the time there is available to the Company the opportunity to eliminate, within the 180-Day Period, a Tax Event by taking some ministerial action (a "Ministerial Action"), such as filing a form or making an election, or pursuing some other similar reasonable measure which has no adverse effect on the Company, the Trust or the holders of the Trust Securities issued by the Trust, the Company shall pursue such Ministerial Action in lieu of redemption, and, provided further, that the Company shall have no right to redeem the Debentures pursuant to this
Section 3.2 while it is pursuing any Ministerial Action pursuant to its obligations hereunder, and, provided further, that, if it is determined that the taking of a Ministerial Action would not eliminate the Tax Event within the 180 Day Period, the Company's right to redeem the Debentures pursuant to this
Section 3.2 shall be restored and it shall have no further obligations to pursue the Ministerial Action. The Redemption Price shall be paid prior to 12:00 noon, New York time, on the date of such redemption or such earlier time as the Company determines, provided that the Company shall deposit with the Trustee an amount sufficient to pay the Redemption Price by 10:00 a.m., New York time, on the date such Redemption Price is to be paid.

     3.3 Optional Redemption by Company.

          (a) Subject to the provisions of Section 3.3(c), except as otherwise may be specified in this Indenture, the Company shall have the right to redeem the Debentures, in whole or in part, from time to time, on or after June 30, 2007, at a Redemption Price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest thereon to the date of such redemption. Any redemption pursuant to this Section 3.3(a) shall be made upon not less than 30 days' nor more than 60 days' notice to the holder of the Debentures, at the Redemption Price. If the Debentures are only partially redeemed pursuant to this Section 3.3(a), the Debentures shall be redeemed pro rata or by lot or in such other manner as the Trustee shall deem appropriate and fair in its discretion. The Redemption Price shall be paid prior to 12:00 noon, New York time, on


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     the  date  of  such  redemption  or at such  earlier  time  as the  Company determines provided that the Company shall deposit with the Trustee an amount sufficient to pay the Redemption Price by 10:00 a.m., New York time, on the date such Redemption Price is to be paid.

          (b) Subject to the provisions of Section 3.3(c), the Company shall have the right to redeem Debentures at any time and from time to time in a principal amount equal to the Liquidation Amount (as defined in the Trust Agreement) of any Preferred Securities purchased and beneficially owned by the Company, plus an additional principal amount of Debentures equal to the Liquidation Amount (as defined in the Trust Agreement) of that number of Common Securities that bears the same proportion to the total number of Common Securities then outstanding as the number of Preferred Securities to be redeemed bears to the total number of Preferred Securities then outstanding. Such Debentures shall be redeemed pursuant to this Section 3.3(b) only in exchange for and upon surrender by the Company to the Property Trustee of the Preferred Securities and a proportionate amount of Common Securities, whereupon the Property Trustee shall cancel the Preferred Securities and Common Securities so surrendered and a Like Amount (as defined in the Trust Agreement) of Debentures shall be extinguished by the Trustee and shall no longer be deemed Outstanding.

          (c) If a partial redemption of the Debentures would result in the delisting of the Preferred Securities issued by the Trust from The Nasdaq National Market or any national securities exchange or other organization on which the Preferred Securities are then listed or quoted, the Company shall not be permitted to effect such partial redemption and may only redeem the Debentures in whole or in part to such extent as would not cause a delisting.

     3.4 Notice of Redemption.

          (a) Except in the case of a redemption pursuant to Section 3.3(b), in case the Company shall desire to exercise such right to redeem all or, as the case may be, a portion of the Debentures in accordance with the right reserved so to do, the Company shall, or shall cause the Trustee to upon receipt of 45 days' written notice from the Company (which notice shall, in the event of a partial redemption, include a representation to the effect that such partial redemption will not result in the delisting of the Preferred Securities as described in Section 3.3(c) above), give notice of such redemption to holders of the Debentures to be redeemed by mailing, first class postage prepaid, a notice of such redemption not less than 30 days and not more than 60 days before the date fixed for redemption to such holders at their last addresses as they shall appear upon the Debenture Register unless a shorter period is specified in the Debentures to be redeemed. Any notice that is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the registered holder receives the notice. In any case, failure duly to give such notice to the holder of any Debenture designated for redemption in whole or in part, or any defect in the notice, shall not affect the validity of the proceedings for the redemption of any other Debentures. In the case of any redemption of Debentures prior to the expiration of any restriction on such redemption provided in the terms of such Debentures or elsewhere herein or in the


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     Indenture,  the  Company  shall  furnish  the  Trustee  with  an  Officers'
     Certificate evidencing compliance with any such restriction. Each such notice of redemption shall specify the date fixed for redemption and the Redemption Price and shall state that payment of the Redemption Price shall be made at the Corporate Trust Office, upon presentation and surrender of such Debentures, that interest accrued to the date fixed for redemption shall be paid as specified in said notice and that from and after said date interest shall cease to accrue. If less than all the Debentures are to be redeemed, the notice to the holders of the Debentures shall specify the particular Debentures to be redeemed. If the Debentures are to be redeemed in part only, the notice shall state the portion of the principal amount thereof to be redeemed and shall state that on and after the redemption date, upon surrender of such Debenture, a new Debenture or Debentures in principal amount equal to the unredeemed portion thereof shall be issued.

          (b) Except in the case of redemption pursuant to Section 3.3(b), if less than all the Debentures are to be redeemed, the Company shall give the Trustee at least 45 days' notice in advance of the date fixed for redemption as to the aggregate principal amount of Debentures to be redeemed, and thereupon the Trustee shall select, pro rata or by lot or in such other manner as it shall deem appropriate and fair in its discretion, the portion or portions (equal to $25 or any integral multiple thereof) of the Debentures to be redeemed and shall thereafter promptly notify the Company in writing of the numbers of the Debentures to be redeemed, in whole or in part. The Company may, if and whenever it shall so elect pursuant to the terms hereof, by delivery of instructions signed on its behalf by its Chairman, its President or any Vice President, its Chief Financial Officer, or its Treasurer, instruct the Trustee or any paying agent to call all or any part of the Debentures for redemption and to give notice of redemption in the manner set forth in this Section 3.4, such notice to be in the name of the Company or its own name as the Trustee or such paying agent may deem advisable. In any case in which notice of redemption is to be given by the Trustee or any such paying agent, the Company shall deliver or cause to be delivered to, or permit to remain with, the Trustee or such paying agent, as the case may be, such Debenture Register, transfer books or other records, or suitable copies or extracts therefrom, sufficient to enable the Trustee or such paying agent to give any notice by mail that may be required under the provisions of this
     Section 3.4.

     3.5 Payment Upon Redemption.

          (a) If the giving of notice of redemption shall have been completed as above provided, the Debentures or portions of Debentures to be redeemed specified in such notice shall become due and payable on the date and at the place stated in such notice at the applicable Redemption Price, and interest on such Debentures or portions of Debentures shall cease to accrue on and after the date fixed for redemption, unless the Company shall default in the payment of such Redemption Price with respect to any such Debenture or portion thereof. On presentation and surrender of such Debentures on or after the date fixed for redemption at the place of payment specified in the notice, said Debentures shall be paid and redeemed at the Redemption Price (but if the date fixed for redemption is an Interest Payment Date, the interest installment payable on such date shall be payable to the registered holder at the close of business on the applicable record date pursuant to Section 3.3).

          (b) Upon presentation of any Debenture that is to be redeemed in part only, the Company shall execute and the Trustee shall authenticate and the office or agency where the Debenture is presented shall deliver to the holder thereof, at the expense of the Company, a new Debenture of authorized denomination in principal amount equal to the unredeemed portion of the Debenture so presented.

     3.6 No Sinking Fund.

     The Debentures are not entitled to the benefit of any sinking fund.

                                   ARTICLE IV

                      EXTENSION OF INTEREST PAYMENT PERIOD

     4.1 Extension of Interest Payment Period.

     The Company shall have the right, at any time and from time to time during the term of the Debentures so long as no Event of Default has occurred and is continuing, to defer payments of interest by extending the interest payment period of such Debentures for a period not exceeding 20 consecutive quarters (the "Extended Interest Payment Period"), during which Extended Interest Payment Period no interest shall be due and payable; provided that no Extended Interest Payment Period may extend beyond the Maturity Date or end on a date other than an Interest Payment Date. To the extent permitted by applicable law, interest, the payment of which has been deferred because of the extension of the interest payment period pursuant to this Section 4.1, shall bear interest thereon at the Coupon Rate compounded quarterly for each quarter of the Extended Interest Payment Period ("Compounded Interest"). At the end of the Extended Interest Payment Period, the Company shall calculate (and deliver such calculation to the Trustee) and pay all interest accrued and unpaid on the Debentures, including any Additional Interest and Compounded Interest (together, "Deferred Interest") that shall be payable to the holders of the Debentures in whose names the Debentures are registered in the Debenture Register on the first record date after the end of the Extended Interest Payment Period. Before the termination of any Extended Interest Payment Period, the Company may further extend such period so long as no Event of Default has occurred and is continuing, provided that such period together with all such further extensions thereof shall not exceed 20 consecutive quarters, or extend beyond the Maturity Date of the Debentures or end on a date other than an Interest Payment Date. Upon the termination of any Extended Interest Payment Period and upon the payment of all Deferred Interest then due, the Company may commence a new Extended Interest Payment Period, subject to the foregoing requirements. No interest shall be due and payable during an Extended Interest Payment Period, except at the end thereof, but the Company may prepay at any time all or any portion of the interest accrued during an Extended Interest Payment Period.

          4.2 Notice of Extension.

          (a) If the Property Trustee is the only registered holder of the Debentures at the time the Company selects an Extended Interest Payment Period, the Company shall give written notice to the Administrative Trustees, the Property Trustee and the Trustee of its selection of such Extended Interest Payment Period two Business Days before the earlier of
     (i) the next succeeding date on which Distributions on the Trust Securities issued by the Trust are payable; or (ii) the date the Trust is required to give notice of the record date, or the date such Distributions are payable, to The Nasdaq National Market or other applicable self-regulatory organization or to holders of the Preferred Securities issued by the Trust, but in any event at least one Business Day before such record date.

          (b) If the Property Trustee is not the only holder of the Debentures at the time the Company selects an Extended Interest Payment Period, the Company shall give the holders of the Debentures and the Trustee written notice of its selection of such Extended Interest Payment Period at least two Business Days before the earlier of (i) the next succeeding Interest Payment Date; or (ii) the date the Company is required to give notice of the record or payment date of such interest payment to The Nasdaq National Market or other applicable self-regulatory organization or to holders of the Debentures.

          (c) The quarter in which any notice is given  pursuant  to  paragraphs
     (a) or (b) of this Section 4.2 shall be counted as one of the 20 quarters permitted in the maximum Extended Interest Payment Period permitted under
     Section 4.1.

     4.3 Limitation on Transactions.

     If (i) the Company shall exercise its right to defer payment of interest as provided in Section 4.1, or (ii) there shall have occurred and be continuing any Event of Default, then (a) the Company shall not declare or pay, and shall not allow any of its Subsidiaries to declare or pay, any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than (A) dividends or distributions in common stock of the Company or any Subsidiary of the Company, or any declaration of a non-cash dividend in connection with the implementation of a shareholder rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (B) purchases of common stock of the Company related to the rights under any benefit plans for its directors, officers or employees, (C) as a result of a reclassification of its capital stock for another class of its capital stock, or (D) payments of dividends or distributions to the Company);
(b) the Company shall not make, or allow any of its Subsidiaries to make, any payment of interest, principal or premium, if any, or repay, repurchase or redeem any debt securities issued by the Company which rank pari passu with or junior to the Debentures or make any guarantee payment with respect to any guarantee by the Company of the debt securities of any Subsidiary of the Company if such guarantee ranks pari passu with or junior to the Debentures; provided, however, that, notwithstanding the foregoing, the Company may make payments pursuant to its obligations under the Preferred Securities Guarantee; and (c) the Company shall not redeem, purchase or acquire less than all of the outstanding Debentures or any of the Preferred Securities.

                                   ARTICLE V

                       PARTICULAR COVENANTS OF THE COMPANY

     5.1 Covenants as to Purchases.

     Except upon the exercise by the Company of its right to redeem the Debentures pursuant to Section 3.2 upon the occurrence and continuation of a Special Event or pursuant to Section 3.3(b), prior to June 30, 2032, the Company shall not purchase any Debentures, in whole or in part, from the Trust.

     5.2 Limitation on Additional Junior Indebtedness.

     Anything in the Indenture to the contrary notwithstanding, the Company shall not, and it shall not cause or permit any Affiliate of the Company to, incur, issue or be obligated on any Additional Junior Indebtedness, either directly or indirectly, by way of guarantee, suretyship or otherwise, other than:

          (a) Additional Junior Indebtedness that, by its terms, is expressly stated to be junior and subordinate in all respects to the Debentures; or

          (b) Additional Junior Indebtedness that, by its terms, is expressly stated to be pari passu and rank equally in all respects with the Debentures; provided, however, that neither the Company nor any of its Affiliates shall incur, issue or otherwise become obligated on any Additional Junior Indebtedness pursuant to this Section 5.2(b) unless the quotient of "X" divided by "Y" is less than 0.60, where "X" and "Y" are calculated as described in Section 5.2(c) and 5.2(d), respectively.

          (c) As used in Section 5.2(b), "X" means the sum of the following:

               (i) the aggregate liquidation amount or principal amount, as the case may be, of the Debentures Outstanding at the time of the proposed issuance of such Additional Junior Indebtedness pursuant to Section 5.2(b), plus

               (ii) the aggregate liquidation amount or principal amount, as the case may be, of any Additional Junior Indebtedness previously issued and outstanding at the time of the proposed issuance of such Additional Junior Indebtedness pursuant to Section 5.2(b), excluding any such Additional Junior Indebtedness that, by its terms, is expressly stated to be junior and subordinate in all respects to the Debentures, plus

               (iii) the aggregate liquidation amount or principal amount, as the case may be, of the Additional Junior Indebtedness proposed to be issued or otherwise incurred pursuant to Section 5.2(b), plus

               (iv) the principal amount of any Senior Indebtedness of the Company outstanding at the time of the proposed issuance of such Additional Junior Indebtedness pursuant to Section 5.2(b) and that has a maturity or is otherwise due and payable by the Company on a date twelve (12) months or more after the time of the proposed issuance of such Additional Junior Indebtedness pursuant to Section 5.2(b).

          (d) As used in Section 5.2(b), "Y" means the sum of the following:

               (i) the sum of (y) the "common stockholders' equity" of the Company, plus (z) the "perpetual preferred stock" of the Company, each calculated on a consolidated basis and in accordance with Appendix A to Part 225 (Capital adequacy guidelines for bank-holding companies; risk-based measure) of Federal Reserve Regulation Y (12 CFR 225, as amended, as in effect at the date of execution of this Indenture), without regard to limitations therein with respect to the inclusion of perpetual preferred stock (whether cumulative or noncumulative) in Tier 1 capital, determined as of the last day of the month immediately preceding the month during which the proposed issuance of the Additional Junior Indebtedness pursuant to Section 5.2(b) is scheduled to occur (provided, however, that in no event shall any portion of the Debentures, the Additional Junior Indebtedness or the Senior Indebtedness described in Section 5.2(c) also be included in "Y" under this Section 5.2(d)), plus

               (ii) any other preferred stock of the Company that does not otherwise qualify as "perpetual preferred stock" and is not included in clause (d)(i) above, plus

               (iii) the aggregate  liquidation  amount or principal  amount, as the case may be, of any Additional Junior Indebtedness, which by its terms is expressly stated to be junior and subordinate in all respects to the Debentures and which was previously issued and outstanding at the time of the proposed issuance of such Additional Junior Indebtedness pursuant to Section 5.2(b).

          (e) Notwithstanding the foregoing, the limitations of this Section 5.2 shall not in any way preclude the Company from merging with or into, or from acquiring or being acquired by, another Person (including by way of merger, stock purchase or acquisition of assets) that is not an Affiliate of the Company in an arm's length transaction entered into in good faith, even though the pro forma consolidated balance sheet of the surviving Person immediately following the consummation of such merger, or of the acquiror immediately following the completion of such acquisition transaction, may include Additional Junior Indebtedness in amounts in excess of amounts that would otherwise be permitted by this Section 5.2; provided, however, that thereafter the limitations on future incurrences of Additional Junior Indebtedness in this Section 5.2 shall continue to apply to the Company (in the event that it is the surviving corporation in such merger transaction or the acquiror in such acquisition transaction) and shall apply to the other Person (in the event that it is the surviving corporation in such merger transaction or the acquiror in such acquisition transaction) whether or not such other Person is expressly made a party hereto.

                                   ARTICLE VI

                                EVENT OF DEFAULT

     6.1 Additional Event of Default.

     In addition to the Events of Default events set forth in the Indenture, an "Event of Default" with respect to the Debentures will be deemed to occur if the Trust shall have voluntarily or involuntarily dissolved, wound-up its business or otherwise terminated its existence except in connection with (i) the distribution of Debentures to holders of Trust Securities in liquidation of their interests in the Trust; (ii) the redemption of all of the outstanding Trust Securities of the Trust; or (iii) certain mergers, consolidations or amalgamations, each as permitted by the Trust Agreement.

                                  ARTICLE VII

                      FORM OF DEBENTURE AND ORIGINAL ISSUE

     7.1 Form of Debenture.

     The Debenture and the Trustee's Certificate of Authentication to be endorsed thereon are to be substantially in the forms contained as Exhibit A to this Indenture, attached hereto and incorporated herein by reference.

     7.2 Original Issue of Debentures.

     Debentures in the aggregate principal amount of $47,680,425 may, upon execution of this Indenture, be executed by the Company and delivered to the Trustee for authentication. If the Underwriters exercise their Option and there is an Option Closing Date (as such terms are defined in the Underwriting Agreement, dated April 12, 2002, by and among the Company, the Trust and Stifel, Nicolaus & Company, Incorporated and RBC Dain Rauscher Inc. as co-representatives of the several Underwriters named therein) then, on such Option Closing Date, Debentures in the additional aggregate principal amount of up to $7,152,050 may be executed by the Company and delivered to the Trustee for authentication. The Trustee shall thereupon authenticate and deliver said Debentures to or upon the written order of the Company, signed by its President, or any Vice President and its Chief Financial Officer or the Treasurer or an Assistant Treasurer, without any further action by the Company.

                           [Signatures on next page.]

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the day and year first above written.

FIRST MERCHANTS CORPORATION

By:    /s/  Larry R. Helms
       -----------------------------------------
Name:  Larry R. Helms, Esq.

Title: Senior Vice President and General Counsel

WACHOVIA TRUST COMPANY, NATIONAL ASSOCIATION,

As Trustee

By:    /s/  Edward L. Truitt, Jr.
       -----------------------------------------
Name:  Edward L. Truitt, Jr.

Title: Vice President

                                    EXHIBIT A

                           (FORM OF FACE OF DEBENTURE)

                           FIRST MERCHANTS CORPORATION

                       8.75% JUNIOR SUBORDINATED DEBENTURE

                                DUE JUNE 30, 2032

No. 1                                                                $47,680,425

                                                             CUSIP No. 320817AA7

     First Merchants Corporation, an Indiana corporation (the "Company," which term includes any successor corporation under the Indenture hereinafter referred
to), for value received, hereby promises to pay to, First Merchants Capital Trust I, or registered assigns, the principal sum of Forty-Seven Million Six Hundred Eighty Thousand Four Hundred Twenty-Five Dollars ($47,680,425) on June 30, 2032 (the "Stated Maturity"), and to pay interest on said principal sum from April 17, 2002 or from the most recent interest payment date (each such date, an "Interest Payment Date") to which interest has been paid or duly provided for, quarterly (subject to deferral as set forth herein) in arrears on the last day of March, June, September and December of each year commencing June 30, 2002, at the rate of 8.75% per annum until the principal hereof shall have become due and payable, and on any overdue principal and (without duplication and to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the same rate per annum compounded quarterly. The amount of interest payable on any Interest Payment Date shall be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest for any partial period shall be computed on the basis of the number of days elapsed in a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on this Debenture is not a business day, then payment of interest payable on such date shall be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay) except that, if such business day is in the next succeeding calendar year, payment of such interest will be made on the immediately preceding business day, in each case, with the same force and effect as if made on such date. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the person in whose name this Debenture (or one or more Predecessor Debentures, as defined in said Indenture) is registered at the close of business on the regular record date for such interest installment, which shall be the close of business on the business day next preceding such Interest Payment Date unless otherwise provided in the Indenture. Any such interest installment not punctually paid or duly provided for shall forthwith cease to be payable to the registered holders on such regular record date and may be paid to the Person in whose name this Debenture (or one or more Predecessor Debentures) is registered at the close of business on a special record date to be fixed by the Trustee for the payment of such defaulted interest, notice thereof shall be fixed by the Trustee for the payment of such defaulted interest, notice thereof shall be given to the registered holders of the Debentures not less than 10 days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange or quotation system on or in which the Debentures may be listed or quoted, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. The principal of and the interest on this Debenture shall be payable at the office or agency of the Trustee maintained for that purpose in any coin or currency of the United States of America that at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the registered holder at such address as shall appear in the Debenture Register. Notwithstanding the foregoing, so long as the holder of this Debenture is the Property Trustee, the payment of the principal of and interest on this Debenture shall be made at such place and to such account as may be designated by the Trustee.

     The Stated Maturity may be shortened at any time by the Company to any date not earlier than June 30, 2007, subject to the Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines, policies or regulations of the Federal Reserve.

     The indebtedness evidenced by this Debenture is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness, and this Debenture is issued subject to the provisions of the Indenture with respect thereto. Each holder of this Debenture, by accepting the same, (a) agrees to and shall be bound by such provisions; (b) authorizes and directs the Trustee on his or her behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination so provided; and (c) appoints the Trustee his or her attorney-in-fact for any and all such purposes. Each holder hereof, by his or her acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

     This Debenture shall not be entitled to any benefit under the Indenture hereinafter referred to, be valid or become obligatory for any purpose until the Certificate of Authentication hereon shall have been signed by or on behalf of the Trustee.

     The provisions of this Debenture are continued on the reverse side hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

                           [Signatures on next page.]

     IN WITNESS WHEREOF, the Company has caused this instrument to be executed.

Dated: April 17, 2002

FIRST MERCHANTS CORPORATION

By:_______________________________

Name:_____________________________

Title:____________________________

Attest:

By:_______________________________

Name:_____________________________

Title:____________________________

                     [FORM OF CERTIFICATE OF AUTHENTICATION]

                          CERTIFICATE OF AUTHENTICATION

      This is one of the Debentures described in the within-mentioned Indenture.

Dated: April 17, 2002

WACHOVIA TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee or Authentication Agent

By:_______________________________

Name:_____________________________

Title:____________________________

                         [FORM OF REVERSE OF DEBENTURE]

              8.75% JUNIOR SUBORDINATED DEBENTURE DUE JUNE 30, 2032

                                   (CONTINUED)

     This Debenture is one of the subordinated debentures of the Company (herein sometimes referred to as the "Debentures"), all issued or to be issued under and pursuant to an Indenture dated as of April 17, 2002 (the "Original Indenture") duly executed and delivered between the Company and Wachovia Trust Company, National Association, as Trustee (the "Trustee"), as supplemented by a First Supplemental Indenture dated as of April 17, 2002 (the "Supplemental Indenture" and, together with the Original Indenture, the "Indenture") duly executed and delivered between the Company and Wachovia Trust Company, National Association, as Trustee, to which Indenture reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the holders of the Debentures. The Debentures are limited in aggregate principal amount as specified in the Indenture.

     Because of the occurrence and continuation of a Special Event (as defined in the Indenture), in certain circumstances, this Debenture may become due and payable at the principal amount together with any interest accrued thereon (the "Redemption Price"). The Redemption Price shall be paid prior to 12:00 noon, Eastern Standard Time, on the date of such redemption or at such earlier time as the Company determines. The Company shall have the right as set forth in the Indenture to redeem this Debenture at the option of the Company, without premium or penalty, in whole or in part at any time on or after June 30, 2007 (an "Optional Redemption"), or at any time in certain circumstances upon the occurrence of a Special Event, at a Redemption Price equal to 100% of the principal amount hereof plus any accrued but unpaid interest hereon, to the date of such redemption. Any redemption pursuant to this paragraph shall be made upon not less than 30 days nor more than 60 days notice, at the Redemption Price. The Redemption Price shall be paid at the time and in the manner provided therefor in the Indenture. If the Debentures are only partially redeemed by the Company pursuant to an Optional Redemption, the Debentures shall be redeemed pro rata or by lot or by any other method utilized by the Trustee as described in the Indenture.

     In the event of redemption of this Debenture in part only, a new Debenture or Debentures for the unredeemed portion hereof shall be issued in the name of the holder hereof upon the cancellation hereof.

     In case an Event of Default (as defined in the Indenture) shall have occurred and be continuing, the principal of all of the Debentures may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

     The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Debentures at the time Outstanding (as defined in the Indenture) to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the holders of the Debentures; provided, however, that no such supplemental indenture shall (i) extend the fixed maturity of the Debentures except as provided in the Indenture, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, without the consent of the holder of each Debenture so affected; or (ii) reduce the aforesaid percentage of Debentures, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each Debenture then Outstanding and affected thereby. The Indenture also contains provisions permitting the holders of a majority in aggregate principal amount of the Debentures at the time Outstanding, on behalf of all of the holders of the Debentures, to waive any past default in the performance of any of the covenants contained in the Indenture, or established pursuant to the Indenture, and its consequences, except a default in the payment of the principal of or interest on any of the Debentures. Any such consent or waiver by the registered holder of this Debenture (unless revoked as provided in the Indenture) shall be conclusive and binding upon such holder and upon all future holders and owners of this Debenture and of any Debenture issued in exchange herefor or in place hereof (whether by registration of transfer or otherwise), irrespective of whether or not any notation of such consent or waiver is made upon this Debenture.

     No reference herein to the Indenture and no provision of this Debenture or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal and interest on this Debenture at the time and place and at the rate and in the money herein prescribed.

     Provided certain conditions are met, the Company shall have the right at any time during the term of the Debentures and from time to time to extend the interest payment period of such Debentures for up to 20 consecutive quarters (each, an "Extended Interest Payment Period"), at the end of which period the Company shall pay all interest then accrued and unpaid (together with interest thereon at the rate specified for the Debentures to the extent that payment of such interest is enforceable under applicable law). Before the termination of any such Extended Interest Payment Period, so long as no Event of Default shall have occurred and be continuing, the Company may further extend such Extended Interest Payment Period, provided that such Extended Interest Payment Period together with all such further extensions thereof shall not exceed 20 consecutive quarters, extend beyond the Stated Maturity or end on a date other than an Interest Payment Date. At the termination of any such Extended Interest Payment Period and upon the payment of all accrued and unpaid interest and any additional amounts then due and subject to the foregoing conditions, the Company may commence a new Extended Interest Payment Period.

     As provided in the Indenture and subject to certain limitations therein set forth, this Debenture is transferable by the registered holder hereof on the Debenture Register of the Company, upon surrender of this Debenture for registration of transfer at the office or agency of the Trustee accompanied by a written instrument or instruments of transfer in form satisfactory to the Company or the Trustee duly executed by the registered holder hereof or his attorney duly authorized in writing, and thereupon one or more new Debentures of authorized denominations and for the same aggregate principal amount shall be issued to the designated transferee or transferees. No service charge shall be made for any such transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto.

     Prior to due presentment for registration of transfer of this Debenture, the Company, the Trustee, any paying agent and the Debenture Registrar may deem and treat the registered holder hereof as the absolute owner hereof (whether or not this Debenture shall be overdue and notwithstanding any notice of ownership or writing hereon made by anyone other than the Debenture Registrar) for the purpose of receiving payment of or on account of the principal hereof and interest due hereon and for all other purposes, and neither the Company nor the Trustee nor any paying agent nor any Debenture Registrar shall be affected by any notice to the contrary.

     No recourse shall be had for the payment of the principal of or the interest on this Debenture, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, stockholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

     The Debentures are issuable only in registered form without coupons in denominations of $25 and any integral multiple thereof.

     All terms used in this Debenture that are defined in the Indenture shall have the meanings assigned to them in the Indenture.